UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METHANEX CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	2869	Not Applicable
(Province or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1800 Waterfront Centre, 200 Burrard Street

Vancouver, British Columbia

Canada V6C 3M1

Tel: (604) 661-2600

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street, New York, New York 10005

Tel: (212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:

Kevin Price, SVP General Counsel & Corporate Secretary Methanex Corporation 1800 Waterfront Centre, 200 Burrard Street Vancouver, British Columbia Canada V6C 3M1 Tel: (604) 661-2600	Robin Mahood McCarty Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver, British Columbia Canada V6E 0C5 (604) 643-7100	Herbert I. Ono McMillan LLP 1500 – 1055 West Georgia Street Vancouver, British Columbia Canada V6E 4N7 (604) 689-9111

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	☐

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is a base shelf prospectus and has been filed under legislation in each of the provinces and territories of Canada, other than the province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements is available. This short form prospectus has been filed in reliance on an exemption from the preliminary base shelf prospectus requirement for a well-known seasoned issuer.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of Methanex Corporation at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604-661-2600) and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

Secondary Offering	June 27, 2025

METHANEX CORPORATION

Common Shares

This short form base shelf prospectus (including any amendments hereto, this “Prospectus”) relates to the offering for sale from time to time, during the 25-month period that this Prospectus remains effective, of up to an aggregate of 9,944,308 common shares (the “Offered Shares”) of Methanex Corporation (“Methanex”, the “Corporation”, “we”, “us” or “our”) issued to OCI Chemicals B.V. (the “Selling Shareholder”) by the Corporation in connection with the OCI Methanol Acquisition (as defined below) and has been filed pursuant to the terms of the Equity Purchase Agreement (as defined below). See “Selling Shareholder” and “Methanex Corporation—Recent Developments”. The Offered Shares held by the Selling Shareholder may be offered separately or together, in amounts, at prices and on other terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (each, a “Prospectus Supplement”). See “Plan of Distribution”. The Corporation will not receive any of the proceeds from the sale of Offered Shares by the Selling Shareholder.

The Corporation has determined that, as of the date hereof, it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders (as defined below). See “Well-Known Seasoned Issuer”. Information permitted under applicable securities legislation, including as permitted under the WKSI Blanket Orders, to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Offered Shares covered by such Prospectus Supplement. Prospective investors (“investors”, “you” or “your”) should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Offered Shares issued pursuant to this Prospectus.

The specific terms of any offering of Offered Shares will be set forth in one or more Prospectus Supplements and may include, without limitation, the number of Offered Shares being sold by the Selling Shareholder, the offering price and any other terms specific to the Offered Shares being sold. A Prospectus Supplement may include other specific terms pertaining to the Offered Shares that are not within the alternatives and parameters described in this Prospectus.

The Selling Shareholder may sell the Offered Shares to or through underwriters or dealers purchasing as principals or to one or more purchasers directly or through agents designated by the Selling Shareholder or by way of such other distribution plan designated by the Selling Shareholder from time to time. The Prospectus Supplement relating to a particular offering of Offered Shares will set forth the method of distribution of such Offered Shares. See “Plan of Distribution”.

The outstanding common shares of the Corporation (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “MX” and on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “MEOH”. On June 26, 2025, the last trading day prior to the date of this Prospectus, the closing price per Common Share was CDN$47.48 on the TSX and $34.82 on Nasdaq.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE OFFERED SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in the United States of America (the “U.S.”) and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from U.S. disclosure requirements. Our financial statements, which are incorporated by reference herein, have been prepared, for all periods presented, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). As a result, they may not be comparable to financial statements of U.S. companies.

Owning the Offered Shares may subject you to tax consequences both in the U.S. and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable Prospectus Supplement and should consult with your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely because we are incorporated in Canada, some of our officers and directors are not residents of the U.S. and many of our assets and some or all of the assets of such officers and directors are located outside of the U.S. See “Enforcement of Civil Liabilities”.

There are certain risks inherent in an investment in the Offered Shares and in the activities of the Corporation. Investors should carefully review and consider the risks described in this Prospectus, in any of the documents incorporated by reference herein and in any applicable Prospectus Supplement and documents incorporated by reference therein before purchasing any Offered Shares. See “Caution Regarding Forward-Looking Statements” and “Risk Factors”.

The Selling Shareholder and certain of the Corporation’s directors reside outside of Canada and have appointed 152928 Canada Inc. c/o Stikeman Elliott LLP of 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9 and McCarthy Tétrault LLP of Suite 2400, 745 Thurlow Street, Vancouver, British Columbia, V6E 0C5, respectively, as agent for service of process in Canada. It may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process. See “Enforcement of Judgments Against Foreign Persons”.

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. See “Purchasers’ Statutory Rights”.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Our head and registered office is located at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604-661-2600).

(i)

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this Prospectus to “we”, “us” and “our” and similar terms, as well as references to “Methanex” and “the Corporation”, refer to Methanex Corporation and its subsidiaries.

We use the United States dollar as our reporting currency. Accordingly, in this Prospectus and any Prospectus Supplement, all references to “dollars” or “$” are to U.S. dollars and all references to “Canadian dollars” and “CDN$” are to Canadian dollars. On June 26, 2025, the daily average rate of exchange for Canadian dollars in terms of the U.S. dollar, as published by the Bank of Canada, was US$1.00 = CDN$1.3640 or CDN$1.00 = US$0.7331. Unless otherwise indicated, all financial statements and other financial information included or incorporated by reference in this Prospectus or included or incorporated by reference in any Prospectus Supplement are in U.S. dollars and have been prepared in accordance with IFRS for all periods presented.

This Prospectus provides a general description of the Offered Shares that the Selling Shareholder may offer. Each time the Selling Shareholder sells Offered Shares under this Prospectus, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering of Offered Shares. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest in any Offered Shares, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described under the heading “Documents Incorporated by Reference”.

Neither we nor the Selling Shareholder have authorized any person to provide you with information other than the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement or the information included in the registration statement of which this Prospectus forms a part. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The Offered Shares are not being offered in any jurisdiction where the offer or sale is not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus or any applicable Prospectus Supplement, respectively, or the respective dates of the documents incorporated by reference herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

This Prospectus shall not be used by anyone for any purpose other than in connection with an offering of Offered Shares as described in one or more Prospectus Supplements. We do not undertake to update the information contained or incorporated by reference herein, including any Prospectus Supplement, except as required by applicable securities laws. Information contained on, or otherwise accessed through, our website shall not be deemed to be a part of this Prospectus and such information is not incorporated by reference herein.

REGISTRATION STATEMENT

This Prospectus is part of a U.S. registration statement on Form F-10 relating to the Offered Shares that we have filed with the SEC. This Prospectus does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. The registration statement, and items of information omitted from this Prospectus but contained therein, is available on the SEC’s website at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We file with the British Columbia Securities Commission (the “BCSC”) and with the various securities commissions or similar authorities in each of the provinces and territories of Canada annual and quarterly reports, material change reports and other disclosure documents. You may also access our disclosure documents and any reports, statements or other information that we file with the securities regulatory authorities in each of the provinces and territories of Canada on the Canadian System for Electronic Document Analysis and Retrieval +, which is commonly known by the acronym “SEDAR+” and which may be accessed at www.sedarplus.ca. SEDAR+ is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov. In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we file with or furnish to the SEC certain reports and other information. Under a multijurisdictional disclosure system adopted by the U.S. and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the U.S. You may read or obtain copies of any document we file with or furnish to the SEC on EDGAR.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multijurisdictional disclosure system adopted by the U.S. and Canada, the SEC and the BCSC allow us to “incorporate by reference” certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. The following documents, filed by us with the various securities commissions or similar authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC, are specifically incorporated by reference into and form an integral part of this Prospectus:

•	our annual information form dated March 7, 2025 for the year ended December 31, 2024 (the “AIF”);

•

our audited consolidated annual financial statements as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the reports of the independent registered public accounting firm thereon;

•	our management’s discussion and analysis of our financial condition and results of operations for the year ended December 31, 2024 (the “Annual MD&A”);

•	our unaudited condensed consolidated interim financial statements as at and for the three-month period ended March 31, 2025, together with the notes thereto;

•	our management’s discussion and analysis of our financial condition and results of operation for the three-month period ended March 31, 2025; and

•	our management information circular dated March 6, 2025 for our annual meeting of shareholders held on May 1, 2025.

Any document of the type described in Section 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by us with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the expiry of this Prospectus or the completion of the distribution of Offered Shares pursuant hereto will be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in a report that is filed with or furnished to the SEC on Forms 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to this Prospectus and the registration statement on Form F-10 of which this Prospectus forms a part.

Upon a new annual information form and the related annual consolidated financial statements (and accompanying management’s discussion and analysis) being filed by us with the appropriate securities regulatory authorities during the period that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements (and in each case the accompanying management’s discussion and analysis) and material change reports filed by us prior to the commencement of our fiscal year in which the new annual information form and the related annual consolidated financial statements is filed will be deemed to no longer be incorporated by reference in this Prospectus for purposes of future offers and sales of Offered Shares under this Prospectus. Upon new interim consolidated financial statements (and accompanying management’s discussion and analysis) being filed by us with the appropriate securities regulatory authorities during the period that this Prospectus is effective, all previous interim consolidated financial statements (and in each case the accompanying management’s discussion and analysis) filed by us prior to such new interim consolidated financial statements will be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Offered Shares under this Prospectus. In addition, upon a new management information circular in connection with an annual general meeting being filed by us with the appropriate securities regulatory authorities during the period that this Prospectus is effective, the management information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed to no longer be incorporated by reference in this Prospectus for purposes of future offers and sales of Offered Shares under this Prospectus.

A Prospectus Supplement containing the specific terms in respect of any offering of Offered Shares will be delivered to purchasers of such Offered Shares together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of such Prospectus Supplement, but only for purposes of the offering of such Offered Shares covered by such Prospectus Supplement.

References to our website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and we disclaim any such incorporation by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Kevin Price, General Counsel and Corporate Secretary of Methanex Corporation at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604 661-2600).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and certain documents incorporated by reference in this Prospectus contain “forward-looking information” and “forward-looking statements” as defined in applicable securities laws (collectively referred to as “forward-looking statements”). These statements relate to future events or our future performance. All statements other than statements of historical fact are forward-looking statements. The use of any of (or variations of any of) the words “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “potential,” “should,” “believe,” “target,” “aim,” “goal” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or events to differ materially from those implied by such forward-looking statements. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be.

More particularly and without limitation, any statements regarding the following are forward-looking statements:

•	the expected benefits of the OCI Methanol Acquisition, including benefits related to expected synergies and commodity diversification,

•	anticipated synergies and Methanex’s ability to achieve such synergies following closing of the OCI Methanol Acquisition,

•	expected demand for methanol, including demand for methanol for energy uses, and its derivatives,

•	expected new methanol supply or restart of idled capacity and timing for startup of the same,

•	expected increase in methanol production of assets to be acquired as part of the OCI Methanol Acquisition,

•	expected shutdowns (either temporary or permanent) or restarts of existing methanol supply (including our own facilities), including, without limitation, the timing and length of planned maintenance outages,

•	expected methanol and energy prices,

•	expected levels of methanol purchases from traders or other third parties,

•	expected levels, timing and availability of economically priced natural gas supply to each of our plants,

•	capital committed by third parties towards future natural gas exploration and development in the vicinity of our plants,

•	expected operating costs, including natural gas feedstock costs and logistics costs,
•	our expected capital expenditures and anticipated timing and rate of return on such capital expenditures,

•	anticipated operating rates of our plants,

•	expected tax rates or resolutions to tax disputes,

•	expected cash flows, cash balances, earnings capability, debt levels, debt reduction and deleveraging plans, and share price,

•	availability of committed credit facilities and other financing,

•	our ability to meet covenants associated with our long-term debt obligations,

•	our shareholder distribution strategy and anticipated distributions to shareholders,

•	commercial viability and timing of, or our ability to execute future projects, plant restarts, capacity expansions, plant relocations, or other business initiatives or opportunities,

•	our financial strength and ability to meet future financial commitments,

•	expected global or regional economic activity (including industrial production levels) and gross domestic product growth,

•	potential impact of tariffs on global economic activity and Methanex,

•	expected outcomes of litigation or other disputes, claims and assessments, and

•	expected actions of governments, governmental agencies, gas suppliers, courts, tribunals or other third parties.

We believe that we have a reasonable basis for making such forward-looking statements. The forward-looking statements in this Prospectus, including the documents incorporated by reference in this Prospectus, are based on our experience, our perception of trends, current conditions and expected future developments as well as other factors. Certain material factors or assumptions were applied in drawing the conclusions or making the forecasts or projections that are included in these forward-looking statements, including, without limitation, future expectations and assumptions concerning the following:

•	Methanex’s ability to realize the expected strategic, financial and other benefits of the OCI Methanol Acquisition in the timeframe anticipated or at all,

•	our ability to procure natural gas feedstock on commercially acceptable terms,

•	operating rates of our facilities,

•	receipt or issuance of third-party consents or approvals or governmental approvals related to rights to purchase natural gas,

•	the establishment of new fuel standards,

•	operating costs, including natural gas feedstock and logistics costs, capital costs, tax rates, cash flows, foreign exchange rates and interest rates,

•	the availability of committed credit facilities and other financing,
•	our ability to sustain the designed operating rates of the Geismar 3 plant,

•	the supply of, demand for and price of methanol, methanol derivatives, natural gas, coal, oil and oil derivatives,

•	global and regional economic activity (including industrial production levels) and gross domestic product growth,

•	absence of a material negative impact from major natural disasters,

•	absence of a material negative impact from changes in laws or regulations,

•	absence of a material negative impact from political instability in the countries in which we operate, and

•	enforcement of contractual arrangements and ability to perform contractual obligations by customers, natural gas and other suppliers and other third parties.

However, forward-looking statements, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. The risks and uncertainties primarily include those attendant with producing and marketing methanol and successfully carrying out major capital expenditure projects in various jurisdictions, including, without limitation:

•	unforeseen difficulties in integrating the business operations or assets purchased pursuant to the OCI Methanol Acquisition into our business and operations,

•	failure to realize the expected strategic, financial and other benefits of the OCI Methanol Acquisition in the timeframe anticipated or at all,

•	the ability to carry out corporate initiatives and strategies,

•	actions of competitors, suppliers and financial institutions,

•	conditions within the natural gas delivery systems that may prevent delivery of our natural gas supply requirements,
•	competing demand for natural gas, especially with respect to any domestic needs for gas and electricity,

•	actions of governments and governmental authorities, including, without limitation, the implementation of policies or other measures that could impact the supply of or demand for methanol or its derivatives,

•	unexpected costs or liabilities associated with the OCI Methanol Acquisition,

•	increased litigation or negative public perception as a result of the OCI Methanol Acquisition,

•	increased indebtedness of Methanex,

•	conditions in the methanol and other industries including fluctuations in the supply, demand and price for methanol and its derivatives, including demand for methanol for energy uses,

•	the price of natural gas, coal, oil and oil derivatives,

•	our ability to obtain natural gas feedstock on commercially acceptable terms to underpin current operations and future production growth opportunities,

•	changes in laws or regulations,
•	import or export restrictions, anti-dumping measures, increases in duties, taxes and government royalties and other actions by governments that may adversely affect our operations or existing contractual arrangements,

•	worldwide economic conditions, and

•	other risks described in the documents incorporated by reference in this Prospectus, including, without limitation, under the heading “Risk Factors” in our AIF and under the heading “Risk Factors and Risk Management” in our Annual MD&A.

We caution you that the foregoing list of important factors and assumptions is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements. They are not a substitute for the exercise of one’s own due diligence and judgment. The outcomes implied by forward-looking statements may not occur and we do not undertake to update forward-looking statements except as required by applicable securities laws. You should also carefully consider the matters discussed under “Risk Factors” in this Prospectus.

METHANEX CORPORATION

Overview

We are the world’s largest producer and supplier of methanol. We create value through our leadership in the global production, marketing and delivery of methanol to our customers. Our competitive advantage is maintaining a safe, sustainable and secure supply, underpinned by our globally integrated supply chain with dedicated shipping fleet and global production network. Our global asset footprint spans the United States, New Zealand, Trinidad and Tobago, Chile, Egypt and Canada with a total annual operating capacity of 10.6 million tonnes, including our equity interests in jointly owned plants. In addition to the methanol produced at our sites, we purchase methanol produced by others under methanol offtake contracts and on the spot market, providing us with flexibility in managing our supply chain while continuing to meet customer needs and support our marketing efforts. With our extensive marketing and distribution system, we are able to sell methanol across Asia Pacific, North America, Europe and South America to large global and regional petrochemical manufacturers and distributors.

Recent Developments

On June 27, 2025, we completed the approximately $2.05 billion acquisition of OCI Global’s international methanol business (the “OCI Methanol Acquisition”) pursuant to the terms of the equity purchase agreement entered into by us and OCI N.V., among others, on September 8, 2024 (the “Equity Purchase Agreement”). As part of the OCI Methanol Acquisition, we acquired an integrated methanol and ammonia production facility in Beaumont, Texas, with an annual production capacity of 910,000 tonnes of methanol and 340,000 tonnes of ammonia, and a 50% interest in a second methanol production facility operated by the joint venture Natgasoline LLC, with an annual production capacity of 1.7 million tonnes of methanol of which our share is 850,000 tonnes. The OCI Methanol Acquisition also included a low-carbon methanol production and marketing business and a currently idled methanol production facility in the Netherlands.

RISK FACTORS

An investment in the Offered Shares is subject to various risks. Before deciding whether to invest in the Offered Shares, you should consider carefully all information contained and incorporated by reference in this Prospectus, including the risk factors described under the heading “Risk Factors” in our AIF and under the heading “Risk Factors and Risk Management” in our Annual MD&A. Additional risk factors relating to a specific offering of Offered Shares will be described in the applicable Prospectus Supplement. Some of the risk factors described in the documents incorporated by reference herein and/or the applicable Prospectus Supplement are interrelated and, consequently, you should treat such risk factors as a whole. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows, or your investment in the Offered Shares could be materially adversely affected. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations and cash flows. We cannot assure you that we will successfully address any or all of these risks.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capitalization of the Corporation since the date of the Corporation’s financial statements for its most recently completed financial period included in such Prospectus Supplement.

DESCRIPTION OF THE COMMON SHARES

We are authorized to issue an unlimited number of Common Shares without nominal or par value. As at June 26, 2025, there were 67,395,212 Common Shares issued and outstanding. See “Capital Structure” and “Dividends” in the AIF for a description of the material attributes and characteristics of the Common Shares. The Common Shares do not carry any pre-emptive, redemption, purchase or conversion rights, are not subject to any future calls or assessment by the Corporation and do not contain any sinking or purchase fund provisions.

SELLING SHAREHOLDER

Overview

The Offered Shares were issued to the Selling Shareholder by the Corporation at a value of $45.07 per Offered Share, for an aggregate amount of $448,189,961.56, at the closing of the OCI Methanol Acquisition as partial consideration for the OCI Methanol Acquisition. This Prospectus has been filed pursuant to the terms of the Equity Purchase Agreement to qualify the distribution from time to time of such Offered Shares upon exercise by the Selling Shareholder of certain of its rights under the Registration Rights Agreement (as defined below). As used herein, the term “Selling Shareholder” includes OCI Chemicals B.V. and any permitted transferee or assignee of the Offered Shares, as applicable.

Any Prospectus Supplement that we file in connection with any offering of Offered Shares by the Selling Shareholder will include the following information:

•	the number or amount of Offered Shares owned, controlled or directed by the Selling Shareholder;

•	the number or amount of Offered Shares being distributed for the account of the Selling Shareholder;

•

the number or amount of Offered Shares to be owned, controlled or directed by the Selling Shareholder after the distribution and the percentage that number or amount represents of the total number of our outstanding Common Shares;

•	whether the Offered Shares are owned by the Selling Shareholder both of record and beneficially, of record only, or beneficially only; and

•	all other information that is required to be included in the applicable Prospectus Supplement.

We cannot predict when or in what amounts the Selling Shareholder may sell any of the Offered Shares qualified for distribution by this Prospectus. Furthermore, we cannot provide any assurance that the Selling Shareholder will sell any or all of the Offered Shares qualified by this Prospectus. The Selling Shareholder may also sell Offered Shares other than pursuant to this Prospectus.

Registration Rights Agreement

At the closing of the OCI Methanol Acquisition, the Corporation and the Selling Shareholder entered into a registration rights agreement (the “Registration Rights Agreement”) granting certain registration rights to the Selling Shareholder in respect of the resale of Offered Shares that constitute Registrable Securities (as defined below).

The following is a summary of certain terms of the Registration Rights Agreement and does not purport to be a complete description of all the rights and obligations of the parties thereto and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, a copy of which has been filed on each of Methanex’s SEDAR+ and EDGAR profiles.

“Registrable Securities” means the Offered Shares issued to the Selling Shareholder pursuant to the Equity Purchase Agreement, and any shares in the capital of the Corporation issued or issuable in exchange for or with respect to any such Offered Shares as a result of any share split, share dividend, recapitalization, exchange, adjustment or similar event or otherwise, provided, however, that any Registrable Securities will cease to be Registrable Securities upon the earlier of (i) such time as such securities are resold in accordance with an effective registration statement filed with the SEC and/or prospectus filed with the applicable Canadian securities regulatory authorities or (ii) such time as such securities may all be resold in accordance with Rule 144 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), without certain limitations or restrictions thereunder, and pursuant to an exemption from the prospectus requirement under Canadian securities laws.

The Registration Rights Agreement provides the Selling Shareholder with the right to require the Corporation to, among other things:

•

qualify the distribution of Registrable Securities held by the Selling Shareholder (a “Demand Registration”) by filing a registration statement with the SEC and/or a prospectus with the applicable Canadian securities regulatory authorities as soon as practicable but no later than 30 days after receipt by the Corporation from the Selling Shareholder of a request for Demand Registration and taking such other steps as set forth in the Registration Rights Agreement to facilitate the distribution of Registrable Securities pursuant to such Demand Registration;

•

to the extent not already on file with the SEC and/or applicable Canadian Securities Regulatory Authorities, file a registration statement with the SEC in respect of a continuous offering of securities under the U.S. Securities Act and/or a base shelf prospectus with the applicable Canadian securities regulatory authorities pursuant to National Instrument 44-102 – Shelf Distributions (which, for greater certainty, includes the WKSI Blanket Orders) (collectively, a “Shelf Registration Statement”) within 15 business days after receipt by the Corporation from the Selling Shareholder of a request for such filing and take such other steps as set forth in the Registration Rights Agreement to register the distribution of Registrable Securities; and

•

at any time that a Shelf Registration Statement is effective, take all actions reasonably required under the U.S. Securities Act and/or applicable Canadian securities laws, including filing a supplement to such Shelf Registration Statement as soon as practicable, to enable the distribution of Registrable

Securities after receipt by the Corporation from the Selling Shareholder of the Selling Shareholder’s intent to effect an underwritten offering of all or part of the Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”).

Notwithstanding the rights of the Selling Shareholder described above, under no circumstances will the Corporation be obligated to effect more than four Demand Registrations in the aggregate. Furthermore, the Corporation will not be obligated to effect a Demand Registration in certain circumstances set forth in the Registration Rights Agreement, including but not limited to the following: (i) where the Corporation has already effected two Demand Registrations within any 12-month period; (ii) within forty-five days of any final prospectus previously filed by the Corporation in respect of an underwritten public offering; (iii) where a Demand Registration would not reasonably be expected to result in aggregate gross proceeds of at least $50 million; and (iv) in the event, in the good faith opinion of the Corporation and subject to certain restrictions set forth in the Registration Rights Agreement, the registration or offering of Registrable Securities should not be made or continued because (A) it would materially and adversely interfere with any existing or potential material financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Corporation or any of its subsidiaries or because the Corporation does not yet have appropriate financial statements of any acquired or to-be-acquired entities available for filing or (B) there exists material non-public information relating to the Corporation, the disclosure of which the Corporation reasonably believes would be detrimental to the Corporation and the Corporation has a bona fide business purpose for preserving such information as confidential. For the purposes of this paragraph, a Demand Registration includes a Shelf Takedown.

The Corporation will be responsible for all expenses incurred in connection with any registration and distribution of Registrable Securities pursuant to the Registration Rights Agreement, except for fees and disbursements of the Selling Shareholder’s legal counsel and any underwriting discounts and commissions or other charges of any broker-dealer acting on behalf of the Selling Shareholder and as otherwise expressly provided for in the Registration Rights Agreement.

The Registration Rights Agreement contains customary reciprocal indemnification and contribution provisions and will terminate upon the earliest of (i) the four-year anniversary of the closing of the OCI Methanol Acquisition and (ii) the date on which the Registration Rights Agreement is terminated by the written agreement of the parties thereto.

USE OF PROCEEDS

We will not receive any proceeds from any sale of Offered Shares by the Selling Shareholder.

PLAN OF DISTRIBUTION

The Selling Shareholder may sell all or a portion of the Offered Shares from time to time directly to one or more purchasers or through one or more underwriters, broker-dealers or agents. If any Offered Shares are sold through underwriters, broker-dealers or agents, the Selling Shareholder will be responsible for underwriting discounts or commissions or other charges of any broker-dealer or agent acting on behalf of the Selling Shareholder. The Offered Shares may be sold by the Selling Shareholder in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

At the time a particular offering of Offered Shares is made by the Selling Shareholder, a Prospectus Supplement will be distributed which will identify any underwriter, broker-dealer or agent, as the case may be, engaged in connection with such offering of Offered Shares by the Selling Shareholder and will set forth the terms of such offering, including, without limitation, the aggregate amount of Offered Shares being offered, the method of distribution of such Offered Shares and any discounts, commissions or other compensation payable to underwriters, broker-dealers or agents, if applicable, by the Selling Shareholder and any expenses borne by the Corporation in connection with such offering pursuant to the terms of the Registration Rights Agreement.

PRIOR SALES

Prior sales of Common Shares will be provided, as required, in each Prospectus Supplement.

TRADING PRICE AND VOLUME

Trading price and volume of Common Shares will be provided, as required, in each Prospectus Supplement.

CERTAIN INCOME TAX CONSEQUENCES

The applicable Prospectus Supplement will describe to an investor who is a non-resident of Canada certain Canadian federal income tax consequences of acquiring, owning and disposing of any Offered Shares offered thereunder. The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Offered Shares offered thereunder by an initial investor who is a U.S. person (within the meaning of the United States Internal Revenue Code). Investors should consult their own tax advisors prior to deciding to purchase any of the Offered Shares.

LEGAL MATTERS

Unless otherwise specified in the applicable Prospectus Supplement, certain matters of Canadian law will be passed upon on our behalf by McCarthy Tétrault LLP and certain matters of U.S. law will be passed upon on our behalf by McMillan LLP.

At the date hereof, the partners and associates of McCarthy Tétrault LLP, as a group, hold beneficially, directly or indirectly, less than 1% of our outstanding securities and none of our securities or property are to be received by such persons.

WELL-KNOWN SEASONED ISSUER

On December 6, 2021, the securities regulatory authorities in each of the provinces and territories of Canada adopted a series of substantively harmonized blanket orders, including British Columbia Instrument 45-503 Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers (collectively with the equivalent local blanket orders in each of the other provinces and territories of Canada, as extended, amended or varied, the “WKSI Blanket Orders”), which came into force on January 4, 2022. This Prospectus has been filed by the Corporation in reliance upon the WKSI Blanket Orders, which permit a “well-known seasoned issuer” or “WKSI” to file a final short form base shelf prospectus as the first public step in an offering and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of the date hereof, the Corporation has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are KPMG LLP, Chartered Professional Accountants, through its offices located at 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K3. KPMG LLP has confirmed that they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and that they are independent accountants with respect to the Corporation under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares is TSX Trust Company at its principal offices in Vancouver, British Columbia.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

•	the consent of our independent registered public accounting firm, KPMG LLP;

•	the Registration Rights Agreement; and

•	powers of attorney from the directors and certain officers of Methanex.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation continued under and governed by the Canada Business Corporations Act (Canada). A substantial portion of our assets are located outside the U.S. and some of our directors and officers are residents of countries other than the U.S. We have appointed an agent for service of process in the U.S. but it may be difficult for investors who reside in the U.S. to effect service of process in the U.S. upon us or any such persons, to enforce a U.S. court judgment predicated upon civil liability provisions of the U.S. federal securities laws against us or any such persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

We filed with the SEC, concurrently with our registration statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of Offered Shares under this Prospectus.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

Certain of our directors, namely Paul Dobson, Roger Perreault, Kevin Rodgers, John Sampson and Xiaoping Yang, reside outside of Canada. Each of Paul Dobson, Roger Perreault, Kevin Rodgers, John Sampson and Xiaoping Yang has appointed McCarthy Tétrault LLP of Suite 2400, 745 Thurlow Street, Vancouver, British Columbia, V6E 0C5 as their agent for service of process in Canada.

The Selling Shareholder is incorporated under the laws of the Netherlands. The Selling Shareholder has appointed 152928 Canada Inc. c/o Stikeman Elliott LLP of 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9 as its agent for service of process in Canada.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or who resides outside of Canada, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (“CBCA”), which governs Methanex Corporation (the “Registrant”), except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the Registrant or other entity and provided that he or she acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer (or other individual as described above) is entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party because of their association with the Registrant or other entity if such individual is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate, or an individual acting in a similar capacity, of another entity and his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is involved by reason of his or her being or having been a director or officer of the Registrant or such body corporate, if the director or officer (a) acted honestly and in good faith with a view of the best interests of the Registrant or such body corporate, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The Registrant has also entered into indemnity agreements with its directors and officers which provide substantially the same rights as provided for in the CBCA.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Indemnification under the U.S. Securities Act

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Registration rights agreement dated as of June 27, 2025 between the Registrant and OCI Chemicals B.V.(1)

4.1

Annual information form of the Registrant for the year ended December 31, 2024 dated March 7, 2025 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 40-F filed with the Commission on March 7, 2025)

4.2

Audited consolidated financial statements of the Registrant for the years ended December  31, 2024 and 2023, together with the notes thereto and the reports of the independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 40-F filed with the Commission on March 7, 2025)

4.3

Management’s discussion and analysis of consolidated results of operations and financial condition of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 40-F filed with the Commission on March 7, 2025)

4.4

Management information circular dated March 6, 2025 in respect of the annual general meeting of the shareholders of the Registrant to be held on May 1, 2025 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 20, 2025)

4.5

Unaudited condensed consolidated interim financial statements, together with the notes thereto, as at March 31, 2025, and for the three months ended March 31, 2025 and 2024 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on April 30, 2025)

4.6	Management’s Discussion and Analysis for the three months ended March 31, 2025 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on April 30, 2025)

5.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm. (1)

6.1	Powers of Attorney (included on the signature page in Part III of this Registration Statement)

107	Filing Fee Table(1)

(1)	Filed as an exhibit to this Registration Statement on Form F-10.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on June 27, 2025.

METHANEX CORPORATION

By:	/s/ Rich Sumner
Name: Rich Sumner
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rich Sumner, Dean Richardson and Kevin Price, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on June 27, 2025.

Signature	Title

/s/ Rich Sumner Rich Sumner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Dean Richardson Dean Richardson	Senior Vice President, Finance, and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Kevin Price Kevin Price	Senior Vice President, General Counsel and Corporate Secretary

/s/ Doug Arnell Doug Arnell	Director

/s/ Jim Bertram Jim Bertram	Director

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/s/ Paul Dobson Paul Dobson	Director

/s/ Maureen Howe Maureen Howe	Director

/s/ Leslie O’Donoghue Leslie O’Donoghue	Director

/s/ Roger Perreault Roger Perreault	Director

/s/ Kevin Rodgers Kevin Rodgers	Director

/s/ John Sampson John Sampson	Director

/s/ Benita Warmbold Benita Warmbold	Director

/s/ Xiaoping Yang Xiaoping Yang	Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on June 27, 2025.

METHANEX METHANOL COMPANY, LLC

By:	/s/ Belinda Seales
Name: Title:	Belinda Seales Manager

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